Exhibit 10.66

July 28, 2005

J. Brett Harvey

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Re:	Variable Long Term Incentive Compensation

Dear Brett,

On April 25, 2005, the Board of Directors of CONSOL Energy Inc. (the “Company”) approved your 2005 compensation package, including the right to earn certain variable long term incentive awards. The purpose of this letter is to outline the manner in which you may earn the right to receive the variable portion of your long term incentive compensation.

Incentive Compensation - Subject to the terms, conditions and restrictions set forth herein, you have the right to earn variable long term incentive compensation in an amount not to exceed $1,019,000. The right to receive this compensation shall be conditioned upon the achievement of certain pre-determined performance goals and the payment thereof shall be in the form of future grants of stock options and restricted stock unit awards (hereinafter “Equity Award”) as described more fully herein.

Performance Goal - Your right to receive all or any portion of the Equity Award is conditioned upon the Company’s Net Income exceeding a targeted amount (the “Performance Goal”) for the year ended December 31, 2005 (the “Performance Period). In the event the Company’s Net Income for the Performance Period does not exceed the Performance Goal, you will not be entitled to receive the Equity Award. In the event the Company’s Net Income for the Performance Period exceeds the Performance Goal, you will be entitled to receive all or a pro rata portion of the Equity Award in accordance with the following schedule:

Percentage of Performance Goal Attained	Percentage of Equity Award Earned
Less than or equal to 100%	0.00%
> 100%, but less than 150%	Pro rata%
150% or more	100.00%

For purposes of determining whether the Performance Goal has been exceeded, Net Income shall be determined, in accordance with U.S. GAAP (as then currently in effect), as set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the Performance Period. The pro rata portion of the Equity Award earned by you will be based on the nearest whole percentage (not to exceed 50%) by which the Performance Goal has been exceeded. For example, if the Performance Goal is exceeded by 30%, you will be entitled to receive 60% of the Equity Award

(30%/50% = 60%). The determination of whether the Performance Goal has been exceeded and the pro rata portion of the Equity Award earned thereby shall be made by the Compensation Committee, which determination shall be final, conclusive and binding on all parties.

Equity Award - To the extent you earn the right to receive all or a portion of the Equity Award, the Corporation shall grant to you stock options and restricted stock units (“RSUs”) with a value equal to the portion of the Equity Award earned by you. One-half of the value of the Equity Award earned by you shall be granted in options and the remainng one-half of such value shall be granted in RSUs. All such options and RSUs shall be granted under the CONSOL Energy, Inc. Equity Incentive Plan (“Plan”), as amended, and shall be subject to the terms and conditions, including vesting restrictions, contained in the Company’s standard Nonqualified Stock Option Agreement and Restricted Stock Unit Award Agreement. Options shall be valued using the Black-Scholes option valuation methodology or such other methodology as may be deemed reasonable by the Compensation Committee. The Equity Award, to the extent earned, will be granted to you in the first quarter of each year at such time as determined by the Compensation Committee. The exercise price of any options and the value of any shares underlying RSUs issued in satisfaction of the Equity Award shall be based on the fair market value of the Company’s stock on the actual date of grant as provided under the terms of the Plan.

If you should have any questions regarding this portion of your compensation package, please contact the undersigned at your convenience.

Sincerely,

/s/ John Whitmire, Chairman of the Board of Directors